FIRST AMENDMENT
OF
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
2016 SUPPLEMENTAL EXECUTIVE THRIFT PLAN

WHEREAS, the Federal Home Loan Bank of Indianapolis (the “Bank”) maintains the Federal Home Loan Bank of Indianapolis 2016 Supplemental Executive Thrift Plan (Effective as of January 1, 2016) (the “SETP”); and

WHEREAS, pursuant to Article VIII of the SETP, the Bank reserved the right to amend the SETP by action of its Board of Directors; and

WHEREAS, the Bank determined that the SETP should be amended to provide an excess basic contribution that corresponds to the basic contribution provided to participants under the Financial Institutions Thrift Plan as adopted by the Bank; and

WHEREAS, the Board of Directors of the Bank authorized this First Amendment to the SETP as set forth below;

NOW, THEREFORE, pursuant to the power reserved to the Bank under Article VIII of the SETP, the SETP is hereby amended, effective as of January 1, 2018, as follows:

1. By adding a new Section 3.5 Excess Basic Contributions immediately before the existing Section 3.5 Supplemental Contributions resulting in the current Section 3.5 along with all of the remaining sections of Article III to be consecutively renumbered. The new Section 3.5 shall read as follows:

“Section 3.5.    Excess Basic Contributions.

(a)
Amount of Contributions. The Bank will make “Excess Basic Contributions” to the Participant who is eligible to receive Basic Contributions under the terms of the Thrift Plan for a Plan Year in an amount equal to the difference, if any, between (i) and (ii) below:

(i)	The Basic Contributions which would have been allocated to the Participant’s account under the Thrift Plan for the Plan Year if such contributions were allocated:

(a) as if the Participant did not participate in this Plan; and
(b) without application to benefit or compensation limits imposed by the
Code.

(ii)	The amount of Basic Contributions actually allocated to the Participant’s account under the Thrift Plan for the Plan Year.

A “Basic Contribution” is the employer basic contribution made to the Thrift Plan by the Bank and allocable to a Participant’s account under the Thrift Plan.

(b)
Allocation.    An Excess Basic Contribution contributed for the benefit of a Participant for a Plan Year will be credited to a Participant’s Account at the time the Bank would have made such contribution as a Basic Contribution under the Thrift Plan.

2.    Due to the addition of a new Section 3.5 as referenced above, the cross-reference within the current Section 3.6 (Section 3.7 after the new renumbering) Plan Account, “Section 3.8,” shall now read “Section 3.9.”

3.    Due to the addition of a new Section 3.5 as referenced above, the cross-references within the current Section 3.8 (Section 3.9 after the new renumbering) Account Allocations, “Section 3.1 through Section 3.5” and Section 3.7” shall now read “Section 3.1 through 3.6” in subsection (a) and “Section 3.8” in subsection (b).”

IN WITNESS WHEREOF, the Federal Home Loan Bank of Indianapolis has caused this First Amendment to be executed on its behalf by its duly authorized officers this 19th day of January, 2018, but effective as of January 1, 2018.

FEDERAL HOME LOAN BANK OF INDIANAPOLIS
By: /s/ James D. MacPhee
James D. MacPhee, Chairman
By: /s/ Dan L. Moore
Dan L. Moore, Vice Chairman
ATTEST:
By: /s/ Mary M. Kleiman
Mary M. Kleiman, (Acting Corporate Secretary)